Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2015 Stock Incentive Plan, as amended, the 2015 Employee Stock Purchase Plan and the 2022 Inducement Stock Incentive Plan, as amended, of Astria Therapeutics, Inc. of our report dated March 11, 2025, with respect to the consolidated financial statements of Astria Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 12, 2025